Exhibit 99.1

MICHAEL FUNG APPOINTED INTERIM CHIEF FINANCIAL OFFICER OF 99 CENTS ONLY STORES

Conference Call Scheduled for Monday, June 29, 2015 at 1:30 PM Pacific Time

CITY OF COMMERCE, Calif.—June 24, 2015—99 Cents Only Stores LLC announced today that Michael Fung has been appointed as Interim Chief Financial Officer and Treasurer, effective today. Mr. Fung replaces Bradley Lukow, who has resigned from the company. Mr. Fung will be responsible for overseeing finance, accounting and treasury for 99 Cents Only Stores.

Mr. Fung has served on the 99 Cents Only Stores Board of Directors since December 2013, and has previously served as Interim Executive Vice President and Chief Administrative Officer of the company from January to September 2013, during which time he oversaw the finance, IT, real estate and various administrative functions of the company. Mr. Fung brings more than 23 years of experience in value-oriented retail and finance, including having served for more than a decade in senior finance roles at Walmart Stores, including most recently as as Senior Vice President and Chief Financial Officer of Walmart Stores’ U.S. operations from 2006 until 2012. Prior to Walmart, Mr. Fung served in the top finance positions at several large corporations, including as Vice President and Chief Financial Officer for Sensient Technologies Corporation, Senior Vice President and Chief Financial Officer for Vanstar Corporation, and Vice President and Chief Financial Officer for Bass Pro Shops, Inc.

A conference call to discuss this announcement and other related topics has been scheduled for Monday, June 29, 2015 at 1:30 p.m. Pacific Time.  99 Cents Only Stores Chairman and Interim Chief Executive Officer Andrew Giancamilli will host the call.  Mr. Giancamilli will be joined by two of the Company’s directors, Adam Stein and Dennis Gies from Ares Management. The call can be accessed by dialing (888) 895-5479 from the U.S.A., or (847) 619-6250 from international locations, and entering confirmation code 40097831.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for the 99 Cents Only Stores conference call, and be prepared to provide the operator with your name, company name, and position, if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through July 13, 2015, by dialing (888) 843-7419 from the U.S.A., or (630) 652-3042 from international locations, and entering confirmation code 40097831#.

A copy of this release will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 386 stores located in California, Texas, Arizona and Nevada offering a broad assortment of name-brand and other attractively-priced merchandise and compelling seasonal product offerings.

Contact

Bill Mendel

Mendel Communications LLC

bill@mendelcommunications.com

(212) 397-1030